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                                                                   EXHIBIT 10.11


[THE STERLING GROUP LETTERHEAD APPEARS HERE]




                                         June 23, 1998



AXIA Group, Inc.
c/o The Sterling Group, Inc.
8 Greenway Plaza, Suite 702
Houston, Texas  77046

Ladies and Gentlemen:

This letter agreement will confirm the agreement between The Sterling Group, Inc. ("TSG") and AXIA Group, Inc. ("AXIA"), AXIA Acquisition Corp. and each of their present and future direct and indirect wholly-owned subsidiaries (collectively, the "Companies" and individually, a "Company"), in connection with AXIA Group, Inc.'s acquisition of AXIA Holdings, Inc. (the "Acquisition"), as follows:

1. Services. TSG has provided or will provide consulting services (the "Services") to the Companies in connection with the organization of the Companies, structuring the Acquisition, the financing and refinancing thereof, arrangements for outside consulting services, advice with respect to employee benefit and compensation arrangements and other reasonable assistance when and as requested by the Companies prior to and following the consummation of the Acquisition.

2.  Fees and Expenses.

        (a) For its services in connection with the Acquisition, TSG will be entitled to receive from the Companies at the consummation of the Acquisition a fee in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) together with reimbursement of all expenses paid or incurred (including expenses of any consultant) by TSG in connection therewith. Any fee paid by TSG to Gary L. Rosenthal ("GLR") shall not be reimbursed to TSG by the Companies. The Companies will reimburse any Expenses incurred by GLR in connection with or related to the Acquisition.

        (b) For its services performed from and after the consummation of the Acquisition, TSG will be entitled to receive from the Companies on January 1 of each year commencing January 1, 1999 and terminating January 1, 2008 (i) an annual cash fee in the amount of One Hundred




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Letter Agreement
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June 23, 1998

                Thousand Dollars ($100,000) and (ii) an annual grant of AXIA Group, Inc.'s common stock having a value of One Hundred Thousand Dollars ($100,000) calculated based upon the latest ESOP valuation of such common stock. In addition, TSG shall be entitled to receive reimbursement of all expenses paid or incurred (including expenses of any consultant) by TSG in connection with its services to the Companies. Such expenses shall be reimbursed to TSG by the Companies promptly upon request by TSG.

3. Future Corporate Transactions. The Companies agree that if any of the Companies determine, within ten years after the closing of the Acquisition, to dispose of or acquire (regardless of the form of such transaction, and whether directly or through one or more affiliated entities) assets of a value of $1 million or more or any business (each a "Future Corporate Transaction"), TSG is hereby retained by the Companies, in connection with each Future Corporate Transaction, to provide services to the Companies of the same nature as the Services (to the extent required), and the Companies will pay to TSG, at the consummation of each Future Corporate Transaction, a fee in the amount of one percent (1.0%) of the Project Value thereof and, regardless of whether such Future Corporate Transaction is consummated, the Companies shall reimburse TSG for all expenses paid or incurred by TSG in connection therewith. In addition, the Companies agree that if any of the Companies determine, within ten years after the closing of the Acquisition, to offer securities for sale to the public or in private placement to raise any debt or equity financing (each a "Future Securities Transaction"), TSG is hereby retained by the Companies, in connection with each Future Securities Transaction, to provide consulting services to the Companies in connection therewith, and the Companies will pay to TSG, at the consummation of each Future Securities Transaction, a fee in the amount of one-half percent (0.5%) of the aggregate gross selling price of such securities, and regardless of whether such Future Securities Transaction is consummated, the Companies shall reimburse TSG for all expense paid or incurred by TSG in connection therewith. The obligations of the Companies under this Section to retain TSG with respect to a Future Corporate Transaction or a Future Securities Transaction shall terminate prior to the expiration of the ten year period referred to herein if no principal, or officer director of TSG or any of their respective affiliates or family members (or trusts for the benefit of any such person) owns any equity securities of AXIA or its successors at the time the Company determines to engage in the Future Corporate Transaction or Future Securities Transaction.

    For purposes of this Agreement, the term "Project Value" shall mean the aggregate consideration paid or received by the Company to or from a third party to consummate an acquisition or disposition plus the aggregate amount of all liabilities assumed by the acquiring party in connection with an acquisition or disposition.

4. Expense Reimbursement. Reimbursement for expenses incurred by TSG in connection with the Acquisition shall include reimbursement of an allocated percentage of TSG's professional liability insurance premium for 1998. The allocation shall be determined in good faith by TSG in its sole discretion.

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Letter Agreement
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June 23, 1998


5. For so long as any principal, officer or director of TSG or any of their respective affiliates or family members or trusts for the benefit of any such person owns any equity securities of AXIA or its successors, TSG shall be entitled to designate one observer who shall be entitled to attend all special and regular meetings of the Board of Directors of AXIA or its successors. Reasonable expenses incurred by the observer in connection with attendance of Board meetings shall be reimbursed by the Companies.

6. Indemnification. The Companies, jointly and severally, agree to indemnify and hold harmless TSG, its consultants, each of their respective controlling persons and each director, officer, employee, principal, consultant, affiliate and agent thereof (each an "Indemnified Person") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Person may become subject relating to or arising out of, or in connection with, any advice or services provided under this Agreement or the transactions contemplated by this Agreement, the Acquisition (including, without limitation, the use of proceeds from the sale of securities and the financing of the Acquisition) or any related transaction (including without limitation, that certain letter agreement among TSG, and Banque Paribas dated May 7, 1998 and any agreement between TSG, and Chase Securities, Inc. related to the Acquisition, and the transactions contemplated thereby), and to reimburse each Indemnified Person, promptly upon demand, for expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, giving testimony or furnishing documents for, preparation for or defense of any pending or threatened loss, claim, damage or liability, or any litigation, proceeding or other action in respect thereof (collectively, "Actions"), including any amount paid in settlement of any litigation, proceeding or other action (commenced or threatened), to which the Companies shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Person is a party and whether or not liability resulted therefrom; provided, however, that the indemnity contained in this Agreement will not apply to any Indemnified Person with respect to losses, claims, damages, liabilities or related expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the willful misconduct or gross negligence of such Indemnified Person. In addition, the Companies will not, without prior written consent of TSG, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liabilities arising out of such Action.

      Promptly after receipt by an Indemnified Person of written notice with respect to the commencement of any investigation, claim or other Action with respect to which such Indemnified Person may seek indemnification hereunder, such Indemnified Person shall notify the Companies in writing at the address set forth on the first page hereof of such Action; but the omission so to notify the Companies shall not relieve the Companies from any liability that the Companies may have hereunder to such Indemnified Person to the extent that such omission does not materially prejudice or materially adversely affect the Companies. The Indemnified Persons shall be entitled to retain separate counsel of their own



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Letter of Agreement
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June 23, 1998


        choice; provided that the Companies shall not be responsible for the fees and expenses of more than one firm of attorneys (and local counsel, if appropriate) for all of the Indemnified Persons in any single Action, unless the Indemnified Persons shall have been advised that there may be one or more legal defenses available to any of them that may be different from or additional to those available to the others, in which event each such Indemnified Person shall be entitled to separate counsel at the expense of the Companies.

        If indemnification is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) for reason of public policy not to be available, the Companies and TSG agree to contribute to the losses, claims, damages, liabilities or expenses (or actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to and fault of the Companies, on the one hand, and TSG, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof). Notwithstanding the foregoing, TSG shall not be obligated to contribute any amount hereunder that exceeds the fees and expenses received by TSG hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who is not found liable for such fraudulent misrepresentation.

        The Companies also agree, jointly and severally, that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Companies for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the Acquisition, the financing thereof, the transactions contemplated thereby or any Indemnified Person's actions or inaction's in connection with any such advice, services or transactions except for liabilities that are determined by a judgment of a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inaction's or services.

        If any term, provision, covenant or restriction contained in this
        Section is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        The provisions contained in this Section 6 shall remain in full force and effect (i) whether or not any of the transactions contemplated hereby are consummated, (ii) regardless of the termination or completion of any Indemnified Person's services hereunder, (iii) notwithstanding the termination of this agreement and (iv) notwithstanding any investigation made by or on behalf of TSG or any Indemnified Person.

7. Renewal. Unless written notice of non-renewal is issued by either TSG or AXIA not less than ninety or more than one hundred and twenty days before the termination of the obligations of TSG to provide services and the obligations of the Companies to compensate and reimburse TSG under the provisions of paragraphs 2 (b) and 3 above, than such obligations will be automatically renewed for



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Letter of Agreement
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June 23, 1998

        additional periods of one year each from the date the obligations would have expired had notice of non-renewal been issued.

8.      Termination. This agreement may be terminated by (i) TSG at any time; or
        (ii) by either party for cause only and only upon thirty days written notice of the intention to terminate. For the purposes of this agreement, for cause shall mean only the material breach of a party in honoring its obligations as set forth in this agreement.

        The party intending to terminate this agreement for cause shall issue to the other party a written notice of intention to terminate which shall contain (i) a notice that the agreement will be terminated for cause,
        (ii) a detailed description of the material breach alleged to have been committed and (iii) a notice that said termination shall be effective thirty days after it is received by the recipient unless within said thirty days the recipient remedies the breach or in the case of a breach that cannot in good faith be remedied within said period, the recipient institutes good faith measures to remedy said breach.

9. Governing Law. This Agreement shall be governed by, and constructed in accordance with, the laws of the State of Texas, without giving effect to choice of law doctrines requiring the application of laws of any other jurisdiction.

If the foregoing meets with your approval and correctly expresses our agreement, please sign and return the enclosed duplicate copy of this letter.

                                        Very truly yours,

                                        THE STERLING GROUP, INC.

                                        By: /s/ T. Hunter Nelson
                                           --------------------------------
                                        Name:   T. Hunter Nelson
                                        Title:  Principal

ACKNOWLEDGED AND AGREED:

AXIA GROUP, INC.


By: /s/ Susan O. Rheney
   ------------------------------
   President


AXIA ACQUISITION CORP.


By: /s/ Susan O. Rheney
    -----------------------------
    President